Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Vapor Corp. of our report dated May 12, 2015 on the audit of Vaporin, Inc. dated May 12, 2015, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to the financial statements of Vaporin, Inc. as of December 31, 2014, which appears in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-204599) of Vaporin Corp. We also consent to the reference to us under the heading “Experts” in Amendment No. 3 to the Registration Statement on Form S-1 of Vapor Corp. incorporated by reference in this Registration Statement.

/s/ RBSM, LLC
RBSM, LLC
Las Vegas, NV
July 23, 2015